DECEMBER 20, 2000


PRESIDENT AND CHAIRMAN
INTEGRATED COMMUNICATION NETWORKS, INC.
26895 ALISO CREEK ROAD, SUITE B-411
ALISO VIEJO, CA 92656

     RE: LETTER OF RESIGNATION OF SECRETARY, TREASURER, CHIEF FINANCIAL OFFICER AND DIRECTOR OF INTEGRATED COMMUNICATION NETWORKS, INC.

DEAR SIRS:

     I, GARY L. KILLORAN, HEREBY TENDER MY RESIGNATION AS SECRETARY, TREASURER, CHIEF FINANCIAL OFFICER, AND DIRECTOR OF INTEGRATED COMMUNICATION NETWORKS, INC. EFFECTIVE AS OF THE DATE ABOVE BASED UPON THE COMPANY'S BREACH OF THE TERMS OF OUR EMPLOYMENT AGREEMENT.

SINCERELY,


/s/ GARY L. KILLORAN
GARY L. KILLORAN